Exhibit 3.32

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

HARRAH’S ATLANTIC CITY MEZZ 6, LLC

A Delaware limited liability company

Dated as of October 11, 2013

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

HARRAH’S ATLANTIC CITY MEZZ 6, LLC

Organized Under the Laws of the State of Delaware

This AMENDED AND RESTATED OPERATING AGREEMENT of Harrah’s Atlantic City Mezz 6, LLC, a Delaware limited liability company (the “Company”), dated as of October 11, 2013 (the “Effective Date”), is made by Harrah’s Atlantic City Mezz 7, LLC, a Delaware limited liability company (the “Member”).

Preliminary Statement

WHEREAS, the Company has been heretofore formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on September 27, 2007;

WHEREAS, the Member, as the sole initial member of the Company, entered into a limited liability company agreement of the Company, dated as of January 28, 2008 (as amended from time to time, the “Initial LLC Agreement”);

WHEREAS, pursuant to Section 32 of the Initial LLC Agreement, the Member desires to amend and restate the Initial LLC Agreement in its entirety.

NOW, THEREFORE, the Member hereby agrees as follows:

* * *

SECTION 1. Formation of Limited Liability Company. The Company was formed on September 27, 2013 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Delaware Act”), by the filing of a Certificate of Formation of the Company with the office of the Secretary of the State of Delaware. The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Delaware Act. To the extent this Agreement is inconsistent in any respect with the Delaware Act, this Agreement shall control.

SECTION 2. Member. Harrah’s Atlantic City Mezz 7, LLC is the sole member of the Company. The principal office address of the Member is One Caesars Palace Drive, Las Vegas, Nevada 89109.

SECTION 3. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Delaware Act).

SECTION 4. Name. The name of the Company shall be “Harrah’s Atlantic City Mezz 6, LLC”.

SECTION 5. Registered Office; Other Places of Business. The registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Company may have such other offices as the Member may designate from time to time.

SECTION 6. Resident Agent. The agent for service of process in Delaware as of the effective date of this Agreement is Corporation Service Company.

SECTION 7. Term of Company. The Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall exist in perpetuity or until its dissolution.

SECTION 8. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint one or more managers and/or officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such managers and/or officers shall serve at the pleasure of the Member. To the extent delegated by the Member, managers and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such officers in corporations incorporated under the laws of the state of Delaware. No delegation of authority hereunder shall cause the Member to cease to be a Member.

SECTION 9. Other Activities. The Member, its agents, representatives and affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

SECTION 10. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with the Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

SECTION 11. Limited Liability. Except as otherwise required by any non-waivable provision of the Delaware Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

SECTION 12. Indemnification. The Company shall indemnify and hold harmless the Member to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify and hold harmless any managers and/or officers from and against any and all Costs arising from any or all Actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall he satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

SECTION 13. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.

SECTION 14. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

SECTION 15. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to other principles of conflicts of law.

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IN WITNESS WHEREOF, the Member hereto has duly executed this Agreement effective as of the above stated date.

MEMBER:

HARRAH’S ATLANTIC CITY MEZZ 7, LLC

By:	/s/ ERIC HESSION
	Name:	Eric Hession
	Title:	Treasurer

Signature Page to Amended and Restated Operating Agreement of HAC Mezz 6